Exhibit 10.27

EXCLUSIVE PURCHASE OPTION AGREEMENT

This Exclusive Purchase Option Agreement (this “Agreement”) is entered into as of March 25, 2019 among the following parties in Beijing:

Party A:	NetEase Youdao Information Technology (Beijing) Co., Ltd.

Legal Address:	1/F, Tower C, Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District

Party B:	Feng Zhou

ID Number:	****************

Legal Address:	****************

Party C:	Hangzhou NetEase Linjiedian Education Technology Co., Ltd.

Legal Address:	Room508, Building No.4 , No. 599 Wangshang Road, Binjiang District, Hangzhou

In this Agreement, Party A, Party B and Party C are called collectively as the “Parties” and each of them is a “Party.”

WHEREAS:

1.	Party A is a Wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”);

2.	Party C is a limited liability company incorporated in the PRC;

3.	Party B is a shareholder of Party C. Party B has ownership of 1%of the equity interest in Party C (the “Equity Interest”).

4.

Party A and Party B entered into a loan agreement (as the same may be amended and supplemented from time to time, the “Loan Agreement”), on March 25, 2019 pursuant to which Party A made a loan, and may make additional loans from time to time, to Party B (such loans are hereinafter collectively referred to as the “Loan”), so that Party B could invest the proceeds from the Loan in Party C as a capital contribution; and

5.	Party A and Party B entered into an equity pledge agreement (the “Equity Pledge Agreement”) on March 25, 2019.

NOW, THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1.	Purchase and Sale of Interest

1.1	Granting of Rights

1.1.1	Equity Option

Party B hereby irrevocably grants to Party A an option (exercisable one or more times) to purchase or cause any one or more persons designated by Party A (“Designated Persons”) to purchase, to the extent permitted under PRC law, according to the steps determined by Party A, at the price specified in Article 1.3 of this Agreement, and at any time from Party B, a portion of, or all of, the Equity Interest (the “Equity Option”). No Equity Option shall be granted to any third party other than Party A and/or the Designated Persons. Party C hereby agrees to the granting of the Equity Option by Party B to Party A and/or the Designated Persons. The term “person” in this Agreement means an individual person, corporation, joint venture, partnership, enterprise, trust or a non-corporation organization.

1.1.2	Asset Option

Party C hereby irrevocably grants to Party A an option (exercisable one or more times) to purchase or cause any Designated Persons to purchase, to the extent permitted under PRC law, according to the steps determined by Party A, at the price specified in Article 1.3 of this Agreement, and at any time from the Party C or its subsidiaries, a portion of, or all of, the assets of Party C held by Party C or its subsidiaries (the “Asset Option”). No Asset Option shall be granted to any third party other than Party A and/or the Designated Persons. Upon exercise of the Asset Option, Party B and Party C hereby agree to take all actions (including execution and delivery of documents), and to cause Party C to take all actions (including execution and delivery of documents), that are necessary or advisable for Party C to transfer any assets to be transferred by the Asset Option. The term “Option” in this Agreement means either the Equity Option or the Asset Option. The term “Transferor” in this Agreement means (i) Party B, in reference to the Equity Option and (ii) Party C, in reference to the Asset Option.

1.2	Exercise Steps

1.2.1	Option Exercise

Subject to PRC law and regulations, Party A and/or the Designated Persons may exercise either Option, one or more times to the extent the relevant Transferor still owns any Equity Interest or assets subject to an Option, by issuing a written notice in the form attached hereto as Exhibit A (the “Notice”) (i) in the case of the Equity Option, to Party B as the Transferor, specifying the Equity Interest and (ii) in the case of the Asset Option, to Party C as the Transferor, specifying the assets to be purchased (such Equity Interest or assets, as the case may be, the “Purchased Interest”) and the manner of such purchase.

1.2.2	Transferor Obligations

Before or upon execution of this Agreement, each of Party B and Party C shall execute a power of attorney in the form attached hereto as Exhibit B, which may be relied upon by Party A upon exercise of either Option, to execute any documents necessary or advisable to effect the transfer of the Purchased Interest. Upon receipt of the Notice by a Transferor, Party B and Party C agree to promptly take any other required actions (including assisting in obtaining governmental approvals or execution of an updated document in the form of Exhibit B) to effect the transfer of the Purchased Interest to Party A and/or the Designated Persons.

1.3	Purchase Price

1.3.1

If Party A exercises either Option, the purchase price of the Purchased Interest (“Purchase Price”) shall be: (i) in the case of the Equity Option, equal to the original and any additional paid-in capital paid by the Transferor for such Equity Interest, and (ii) in the case of the Asset Option, equal to the net book value of the assets as shown in Party C’s financial statements.

1.4	Transfer of the Purchased Interest

At each exercise of either Option:

1.4.1

Party C shall (and Party B shall cause Party C to) convene a shareholders’ meeting. During the meeting, resolutions approving the transfer of the Purchased Interest from the Transferor to Party A and/or the Designated Persons shall be adopted;

1.4.2

The Transferor shall, in accordance with the terms and conditions of this Agreement and the Notice in connection with the Purchased Interest, enter into a transfer agreement with Party A and/or the Designated Persons (as applicable) for each transfer in the form attached hereto as Exhibit C (“Transfer Agreement”);

1.4.3

The relevant parties shall execute all other requisite contracts, agreements or documents, obtain all requisite government approvals and consents, and take all necessary actions to transfer the valid ownership of the Purchased Interest to Party A and/or the Designated Persons free of any Security Interest, and cause Party A and/or the Designated Persons to be the registered owner(s) of the Purchased Interest. In this clause and this Agreement, “Security Interest” means guaranty, mortgage, pledge, third-party right or interest, any share option, right of acquisition, right of first refusal, right of set-off, ownership, detainment or other security arrangements. However, it does not include any security interest arising under the Equity Pledge Agreement.

1.5	Payment

The manner of payment of the Purchase Price shall be determined as set forth in this Article 1.5, unless otherwise determined through agreement among Party A and/or the Designated Persons and the Transferor or otherwise required by the applicable laws at the time of the exercise of the Option.

1.5.1	Offset Payment for Equity Option

Each time Party A exercises the Equity Option, the Purchase Price that is payable by Party A and/or the Designated Persons to the Transferor in connection with the Purchased Interest shall be used to offset the amount outstanding on the Loan (with such offset applied to the principal, interest and capital utilization costs for the Loan), provided that if there is any tax and/or other expenses paid or payable by Party B in connection with the transfer of the Purchased Interest in accordance with this Agreement, then a portion of the Purchase Price equal to the amount of such tax and/or other expenses shall be paid to Party B in cash and not applied as an offset to the amount outstanding on the Loan.

1.5.2	Cash Payment for Asset Option

Each time Party A exercises the Asset Option, the Purchase Price that is payable by Party A and/or the Designated Persons to the Transferor in connection with the Purchased Interest shall be paid in cash to any bank account or person designated by mutual agreement between the Transferor and Party A.

1.6	Restrictions on Purchase Price

Notwithstanding anything to the contrary in this Agreement, if the then applicable PRC laws or regulations require appraisal of the Purchased Interest or stipulate other restrictions on the Purchase Price at the time that Party A exercises the Option, the Parties agree that the Purchase Price shall be set at the lowest price permissible under applicable law.

2.	Covenants Relating to the Purchased Interest

2.1	Covenants Relating to Party B and Party C

Each of Party B and Party C hereby covenants:

2.1.1

Not to supplement, amend or modify Party C’s articles of association in any way, or to increase or decrease its registered capital, or to change its registered capital structure in any way without Party A’s prior written consent;

2.1.2	To maintain the corporate existence of Party C and operate its business and deal with matters prudently and effectively according to good financial and business rules and practices;

2.1.3

Not to sell, transfer, mortgage or otherwise dispose of, or permit any other Security Interest to be created on, any of Party C’s assets, business or legal or beneficial interests in its revenue at any time after the signing of this Agreement without Party A’s prior written consent;

2.1.4

Not to create, succeed to, guarantee or permit any liability, without Party A’s prior written consent, except (i) liabilities arising from the normal course of business, but not arising from loans; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

2.1.5

To operate all the business in the normal course of business to maintain the value of Party C’s assets, and not to commit any act or omission that would adversely affect Party C’s operations and asset value;

2.1.6

Without prior written consent by Party A, not to enter into any material agreement, other than agreements entered into in Party C’s normal course of business (for purpose of this paragraph, an agreement will be deemed material if its value exceeds RMB100,000);

2.1.7	Not to provide loans or credit to any person (other than in the normal course of business) without Party A’s prior written consent;

2.1.8	To provide all information relating to Party C’s operations and financial conditions upon the request of Party A;

2.1.9

To purchase and maintain insurance from insurance companies accepted by Party A. The amount and category of the insurance shall be the same as those of the insurance normally procured by companies engaged in similar businesses and possessing similar properties or assets in the area where Party C is located;

2.1.10	Not to merge or consolidate with, or acquire or invest in, any person without Party A’s prior written consent;

2.1.11	To promptly notify Party A of any pending or threatened suit, arbitration or administrative proceedings concerning Party C’s assets, business or revenue;

2.1.12

To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order for Party C to maintain the ownership over all its assets;

2.1.13

Not to distribute dividends to Party C’s shareholders in any way without Party A’s prior written consent. However, Party C shall promptly distribute all or part of its distributable profits to its shareholders upon Party A’s request; and

2.1.14	At the request of Party A, to appoint persons nominated by Party A to be the directors of Party C.

2.2	Covenants Relating to Party B

Party B hereby covenants:

2.2.1

Not to sell, transfer, mortgage or otherwise dispose of, or allow any other Security Interest to be created on, the legal or beneficial interest in the Equity Interest at any time after the signing of this Agreement without Party A’s prior written consent, other than the pledge created on Party B’s Equity Interest in accordance with the Equity Pledge Agreement;

2.2.2

Without Party A’s prior written consent, not to vote for or sign any shareholders’ resolution at Party C’s shareholders’ meetings to approve the sale, transfer, mortgage or disposition in any other manner of, or the creation of any other Security Interest on, any legal or beneficial interest in the Equity Interest or Party C’s assets, except to or for the benefit of Party A or its designated persons;

2.2.3

Without Party A’s prior written consent, not to vote for or sign any shareholders’ resolution at Party C’s shareholders’ meetings to approve Party C’s merger or consolidation with, acquisition of or investment in, any person;

2.2.4	To promptly notify Party A of any pending or threatened suit, arbitration or administrative proceedings concerning the Equity Interest owned by it;

2.2.5	To cause any relevant shareholders’ meeting to approve the transfer of any Purchased Interest under this Agreement;

2.2.6

To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order to maintain his/her ownership over the Equity Interest;

2.2.7	At the request of Party A, to appoint persons nominated by Party A to be the directors of Party C;

2.2.8

At any time, upon the request of Party A, to transfer its Purchased Interest immediately and unconditionally to the representative designated by Party A, and, in the case of a purchase of any Equity Interest, waive its preemptive right with respect to the transfer of such Equity Interest by any other shareholder of Party C; and

2.2.9

To fully comply with the provisions of this Agreement and the other agreements entered into jointly or respectively by and among Party A, Party B and Party C, perform all obligations under such agreements and not commit any act or omission that would affect the validity and enforceability of these agreements.

3.	Representations and Warranties

As of the execution date of this Agreement and every transfer date, each of Party B and Party C hereby represents and warrants to Party A as follows:

3.1

It has the power and authority to execute and deliver this Agreement, and any Transfer Agreement, to which it is party for each transfer of the Purchased Interest under this Agreement and to perform its obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and any Transfer Agreement to which it is party will constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

3.2

The execution, delivery and performance of this Agreement or any Transfer Agreement by it will not: (i) violate any relevant PRC laws and regulations; (ii) conflict with its articles of association or other organizational documents; (iii) violate or constitute a default under any contract or instrument to which it is party or that binds upon it; (iv) violate any condition for the grant and/or continued effectiveness of any permit or approval granted to it; or (v) cause any permit or approval granted to it to be suspended, cancelled or attached with additional conditions;

3.3	Party C has good and marketable ownership interest in all of its assets and has not created any Security Interest on the said assets;

3.4	Party C has no outstanding liabilities, except (i) liabilities arising in its normal course of business; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

3.5	Party C complies with all PRC laws and regulations applicable to the acquisition of assets;

3.6	There are currently no existing, pending or threatened litigation, arbitration or administrative proceedings related to the Equity Interest, Party C’s assets or Party C; and

3.7

Party B has good and marketable ownership interest in the Equity Interest and has not created any Security Interest on such Equity Interest, other than the Security Interest pursuant to the Equity Pledge Agreement.

4.	Assignment of Agreement

4.1	Party B and Party C shall not assign their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

4.2

Party B and Party C hereby agree that Party A may assign all its rights and obligations under this Agreement to a third party without the consent of Party B and Party C, but such assignment shall be notified in writing to Party B and Party C.

5.	Effective Date and Term

5.1	This Agreement shall be effective as of the date first set forth above.

5.2

This Agreement shall remain in full force and effect until the earlier of (i) the date on which all of the Equity Interest held by Party B or all of the assets of Party C held by Party C or its subsidiaries have been acquired by Party A directly and/or through its Designated Persons in accordance with this Agreement, (ii) the unilateral termination of this Agreement by Party A at its sole and absolute discretion by giving thirty (30) days prior written notice to the other Parties of its intention to terminate this Agreement, and (iii) if the duration of operation (including any extension thereof) of Party A or Party C is expired or terminated, except in the situation where Party A has assigned its rights and obligations in accordance with Article 4.2 hereof.

6.	Applicable Laws and Dispute Resolution

6.1	Applicable Law

The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.

6.2	Dispute Resolution

Any dispute, conflict, or claim arising in connection with the interpretation and performance of the provisions of this Agreement (including any issue relating to the existence, validity, and termination of this Agreement) shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after a Party makes a request for dispute resolution through negotiations, any Party may refer such dispute to a competent court having legal jurisdiction over the registration place of Party A. The Parties agree to submit to the jurisdiction of such court. The Parties agree that the dispute and any court proceedings shall be kept confidential and that the existence of the proceedings and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the court, the Parties, their counsels and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings or as required by the rules of the U.S. Securities and Exchange Commission, the NASDAQ stock market rules or the rules of any other quotation system or exchange on which the securities of the disclosing Parties or their affiliates are listed or as otherwise required by applicable law. The Parties further agree to request that the court conduct any proceedings in closed session and to keep the existence of the proceedings and any element of it, including the decision of the court, confidential and refrain from publishing or otherwise disclosing any of the foregoing information to the public, except as may be lawfully required in judicial proceedings or as otherwise required by applicable law.

7.	Taxes and Expenses

Party A shall bear any and all transfer and registration taxes, expenses and charges incurred by or levied on it, Party B or Party C with respect to the preparation and execution of this Agreement and each Transfer Agreement and the consummation of the transactions contemplated under this Agreement and each Transfer Agreement.

8.	Confidentiality

8.1

All parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential. Each party shall keep confidential all such materials and not disclose any such materials to any third party without the prior written consent from the other parties except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving party); (b) any materials as required to be disclosed by the applicable laws or rules of any stock exchange or governmental entity; and (c) any materials disclosed by each party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 8. Any disclosure of confidential information by the personnel of any party or by the institutions engaged by such party shall be deemed as a disclosure by such party, and such party shall be liable for the breach under this Agreement.

8.2	All parties agree that this Article 8 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement.

9.	Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services, or by email properly addressed to the email address of the relevant Party and left the email gateway of the sender and the sender did not receive a message that the email was undeliverable, at the following addresses (or at such other address for such Party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service or, if sent by email, at the time of completion of transmission thereof:

If to Party A: NetEase Youdao Information Technology (Beijing) Co., Ltd.

Address:	1/F, Tower C, Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District

Fax:	****************

Email:	****************

Attention:	Feng Zhou

If to Party B: Feng Zhou

Address:	****************

Fax:	****************

Email:	****************

If to Party C: Hangzhou NetEase Linjiedian Education Technology Co., Ltd.

Address:	Room508, Building No.4 , No. 599 Wangshang Road, Binjiang District, Hangzhou

Fax:	****************

Email:	****************

Attention:	Feng Zhou

10.	Further Assurances

The Parties agree to promptly execute documents and take further actions that are reasonably required for, or beneficial to, the purpose of performing the provisions and carrying out the intent of this Agreement.

11.	Miscellaneous

11.1	Amendment, Modification or Supplement

Any amendment or supplement to this Agreement shall be made by the Parties in writing. The amendments or supplements duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

11.2	Entire Agreement

The Parties acknowledge that once this Agreement becomes effective, it shall constitute the entire agreement of the Parties with respect to the subject matters hereof and shall supersede all prior oral and/or written agreements and understandings by the Parties with respect to the subject matters hereof.

11.3	Severability

If any provision of this Agreement is judged to be invalid, illegal or unenforceable in any respect according to any applicable law or regulation, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through good-faith negotiations, replace those invalid, illegal or unenforceable provisions with valid provisions that may bring about economic effects as similar as possible to those from such invalid, illegal or unenforceable provisions.

11.4	Headings

The headings contained in this Agreement are for the convenience of reference only and shall not be used for the interpretation or explanation or otherwise affect the meaning of the provisions of this Agreement.

11.5	Successor

This Agreement shall bind upon and inure to the benefit of the successors and permitted assigns of each Party. In the event of Party B’s death or incapacity, the terms of this Agreement shall be binding upon the executors, administrators, heirs and successors of Party B. Any Equity Interest held by Party B shall not be part of Party B’s estate upon death or incapacity and shall not pass to Party B’s heirs or successors. Upon Party B’s death or incapacity, any Equity Interest held by Party B shall be transferred to Party A or its Designated Persons.

11.6	Survival

Any obligation arising from or becoming due under this Agreement before its expiration or premature termination shall survive such expiration or premature termination. Articles 6, 8, 9 and 10 and this Article 11.6 shall survive the termination of this Agreement.

11.7	Waiver

Any Party may waive the terms and conditions of this Agreement by a written instrument signed by the Parties. Any waiver by a Party to a breach by the other Parties in a specific situation shall not be construed as a waiver to any similar breach by the other Parties in other situations.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by himself/herself, its legal representative or its duly authorized representative as of the date first written above.

[Signature page follows]

Party A: NetEase Youdao Information Technology (Beijing) Co., Ltd.

Legal Representative/Authorized Representative: /s/ Feng Zhou

Seal: /s/ Seal of NetEase Youdao Information Technology (Beijing) Co., Ltd.

Party B: Feng Zhou

Signature: /s/ Feng Zhou

Party C: Hangzhou NetEase Linjiedian Education Technology Co., Ltd.

Legal Representative/Authorized Representative: /s/ Feng Zhou

Seal: /s/ Seal of Hangzhou NetEase Linjiedian Education Technology Co., Ltd.

Exhibit A

Form of Notice

[Date]

Dear Feng Zhou,

Pursuant to the Exclusive Purchase Option Agreement between us executed on March 25, 2019 (the “Option Agreement”), you agreed to transfer to us or our Designated Person(s) certain equity interests or assets upon notice from us.

This letter serves as our notice to you under Article 1.2.1 of the Option Agreement, and we hereby notify you that we wish to purchase from you the following [equity interests / assets], which constitute the Purchased Interest under Article 1.2.1 of the Option Agreement:

[All /     % of the shares in Hangzhou NetEase Linjiedian Education Technology Co., Ltd.]

[All the assets of Hangzhou NetEase Linjiedian Education Technology Co., Ltd. / The following assets of Hangzhou NetEase Linjiedian Education Technology Co., Ltd.:

]

In consideration for the Purchased Interest, the Purchase Price (as defined in Article 1.3 of the Option Agreement) of the Purchased Interest will be RMB                     . We shall handle payment of the Purchase Price pursuant to Article 1.5 of the Option Agreement.

Please assist us in arranging for the transfer of the Purchased Interest to [us / our Designated Person(s), which is/are                                              ]. Such transfer should occur no later than forty-five (45) business days after the date hereof

Sincerely,

NetEase Youdao Information Technology (Beijing) Co., Ltd.

Exhibit B

Form of Power of Attorney

I hereby irrevocably appoint                                                                  , holder of PRC identification number :                            , as my proxy, to sign and deliver any and all legal documents that are necessary or useful to effect any exercise of an option to purchase any equity interests or assets pursuant to the Exclusive Purchase Option Agreement between NetEase Youdao Information Technology (Beijing) Co., Ltd., Feng Zhou and Hangzhou NetEase Linjiedian Education Technology Co., Ltd. executed on March 25, 2019.

Feng Zhou

Date:

Exhibit C

Form of Transfer Agreement

This Transfer Agreement (this “Agreement”) is jointly signed by the Parties on                     at the offices of Hangzhou NetEase Linjiedian Education Technology Co., Ltd. (the “Company”).

Transferor:    [Feng Zhou /Hangzhou NetEase Linjiedian Education Technology Co., Ltd.] (“Party A”)

Transferee:    [NetEase Youdao Information Technology (Beijing) Co., Ltd. or designated person(s)] (“Party B”)

In this Agreement, Party A and Party B are called collectively as the “Parties” and each of them is a “Party.”

[Party A owns 1%of the equity interest of the Company.] According to the relevant laws, rules and regulations, upon friendly negotiations between the Parties, and pursuant to the Exclusive Purchase Option Agreement entered into by the Parties on [date of agreement] (the “Exclusive Purchase Option Agreement”), the Parties agree to the following:

Article 1. Subject of Transfer and Purchase Price

Party A shall transfer to [Party B / Party B’s designated person(s):                             ] [    % equity interest of the Company / the following assets:                                                              ] (the “Transferred Interest”) for the total purchase price of [RMB                                          ].

Article 2. Undertakings and Guarantee

Party A guarantees that the Transferred Interest is legally owned by Party A and that Party A owns the complete, effective right of disposal. Party A guarantees that the Transferred Interest is free of any mortgage or other security and not the subject of claims of any third party. Otherwise, Party A shall undertake all legal liabilities incurred therefrom. Party A undertakes and guarantees that after this Agreement has become effective, Party B shall have all of Party A’s previous rights in the Transferred Assets.

Article 3. Liabilities for Breach of Contract

If any Party to this Agreement fails to, according to the provisions of this Agreement, appropriately and fully perform its obligations, such Party shall be liable for breach of contract. Any damages and costs incurred by the non-breaching Party, due to a breach of contract by the breaching Party, shall be paid by the breaching Party to the non-breaching Party.

Article 4. Method of Dispute Resolutions

This Agreement shall be subject to the relevant laws of the People’s Republic of China and the interpretations thereof. Any dispute arising from or in connection with this Agreement shall be resolved by the dispute resolution mechanism in Article 6.2 of the Exclusive Purchase Option Agreement.

Article 5. Others

Both Parties guarantee that the above agreed contents are the real expression of intention of the Parties, and the legal liabilities for all consequences caused by misstatement shall be borne by the Parties correspondingly. This Agreement shall become effective upon execution by Party A and Party B.

This Agreement shall be executed in triplicate, one for each of the Parties and one for the Company for use in completing the relevant formalities.

Party A (signature):

Party B (signature):

Dated: